UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Trinseo PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2023

This Supplement dated May 15, 2023 (this “Supplement”), amends and supplements the definitive proxy statement of Trinseo PLC (the “Company”) dated May 1, 2023 (the “Proxy Statement”) and is being furnished to the shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual General Meeting of Shareholders to be held on June 14, 2023 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement is being filed in order to provide updated information regarding the ability of brokers to vote uninstructed shares on certain proposals. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. The Proxy Statement contains important information regarding the Annual Meeting and shareholder participation, and we encourage you to read this Supplement together with the Proxy Statement. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the Proxy Statement.

Updated Information Regarding Proposals 4, 5 and 6

Subsequent to making the Proxy Statement available to the Company’s shareholders, the New York Stock Exchange (the “NYSE”) informed the Company that it determined each of the Proxy Statement Proposals 4, 5 and 6 is “routine” and are therefore eligible for discretionary voting by brokers, banks or other nominees (collectively referred to as a “broker”) under the NYSE rules. Pursuant to the NYSE rules, if you hold your shares through a broker and do not instruct such broker on how to vote your shares, your broker is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE.

The Proxy Statement previously advised shareholders that the Company expected that brokers would not have discretionary voting authority with respect to any proposals other than Proposal 3. As a result of the NYSE’s ruling, if you do not instruct your broker on how to vote your shares on Proposals 4, 5 and 6, your broker will be permitted to vote your shares in its discretion on such proposals. As a result, there will not be any broker non-votes on Proposals 4, 5 and 6.

Revised Text of the Proxy Statement

The text under the heading entitled “How many votes are required to elect directors and to adopt the other proposals at the Annual Meeting?” and “What happens if I abstain from voting on a matter, or my broker withholds my vote?” on page 3 of the Proxy Statement is replaced with the following (strikethrough indicates removal of language and bold and underlined indicates addition of language):

How many votes are required to elect directors and to adopt the other proposals at the Annual Meeting?

The proposals related to the special resolutions to grant the Board authority to opt out of statutory pre-emption rights under Irish law (Proposal 5), and to set the price range for the re-issuance of treasury shares (Proposal 6) require the affirmative vote of three-quarters of the votes cast in person or by proxy at the Annual Meeting. The election of directors and each of the other proposals are ordinary resolutions and require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting on each resolution. Advisory votes are deemed approved if passed by a majority of votes cast in person or by proxy on the resolution at the Annual Meeting, and the Board takes the voting results under advisement.

Voting Item	Votes Required to Approve Proposal (if quorum is present)	Abstentions and Broker Non-Votes
1. Election of Directors	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”	Not counted as votes cast and therefore have no effect
2. Approval of Executive Compensation	Majority of Votes Cast. Proposal is deemed approved if votes “for” exceed votes cast “against.” The Board takes the voting results under advisement	Not counted as votes cast and therefore have no effect
3. Appointment of PwC as independent registered public accounting firm and authorization of the Audit Committee to set auditors’ remuneration	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”. The Board takes the voting results with respect to the appointment of PwC under advisement	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction
4. Approval of Board Authority to Issue Shares	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction ~~Not counted as votes cast and therefore have no effect~~
5. Approval of Board Authority to Opt Out of Statutory Pre-emption Rights	75% of the Votes Cast: Votes cast “for” must meet or exceed 75% of total votes cast	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction ~~Not counted as votes cast and therefore have no effect~~
6. To set the price range for re-issuance of treasury shares	75% of the Votes Cast: Votes cast “for” must meet or exceed 75% of total votes cast	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction ~~Not counted as votes cast and therefore have no effect~~
7. Approval of amendment to our Omnibus Incentive Plan	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”	Not counted as votes cast and therefore have no effect

What happens if I abstain from voting on a matter, or my broker withholds my vote?

For all proposals, Irish law provides that ordinary shares represented at the meeting and abstaining from voting will count as shares present at the meeting for the purpose of determining whether there is a quorum, but will not count for the purpose of determining the number of votes cast.

A broker non-vote occurs when a broker does not have discretion to vote on a particular non-routine proposal and the broker has not received instructions from their customers as to how to vote on such proposal. Such broker non-votes are not considered as votes cast on such non-routine proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal. Brokers are ~~not~~ permitted to vote your shares on ~~any matter other than~~ Proposal 3 (Ratification of the Appointment of the Independent Registered Public Accounting Firm and Authorization of the Audit Committee of the Board to Set Auditors’ Remuneration), Proposal 4 (Approval of Board Authority to Issue Shares), Proposal 5 (Approval of Board Authority to Opt Out of Statutory Pre-emption Rights), and Proposal 6 (To set the price range for re-issuance of treasury shares).